Exhibit 11
Statement Recomputation of Per Share Earnings

(Dollars in millions except share data)	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002

Numerator:
Net income – basic and diluted	$245	$182	$104	$72
Denominator:
Weighted-average shares outstanding	160,742,300	163,491,420	160,432,538	163,222,154
Effect of stock options	983,904	1,520,388	1,456,317	1,256,770

Adjusted weighted-average shares	161,726,204	165,011,808	161,888,855	164,478,924

Earnings per share:
Basic	$1.52	$1.12	$0.65	$0.44
Diluted	$1.51	$1.11	$0.64	$0.44

Anti-Dilutive Securities
 Shares were not included in the computation of diluted earnings per share for either the nine-month or three-month periods ended September 30, 2003 and 2002, since inclusion of these options would have anti-dilutive effects, as the options exercise prices exceeded the respective average market prices of the company’s shares.

(Dollars in millions except share data)	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002

Number of options	2,028,071	631,475	919,217	935,992
Exercise price range	$37.66to$45.37	$41.47to$45.37	$39.88to$45.37	$39.88to$45.37

Cincinnati Financial Corporation	29
Form 10-Q for the Quarter Ended September 30, 2003